EXHIBIT 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen Chief Marketing & Communications Officer (787) 706-2570	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Announces Departure of Susan Rawlings-Molina; Names Carlos A.
Carrero as Successor

SAN JUAN, Puerto Rico, September 30, 2013 – Triple-S Management Corporation (NYSE:GTS), the leading managed care company in Puerto Rico, today announced the departure of Susan Rawlings-Molina, President and Chief Executive Officer of Socios Mayores en Salud Holdings, Inc. (“Holdings”), the company’s Medicare subsidiary, effective today. Mr. Carlos A. Carrero, currently the Senior Executive Vice President and Chief Operating Officer of Holdings’ operating subsidiary, Socios Mayores en Salud, Inc. (“SMS”), has been appointed as her successor. Ms. Rawlings is relocating back to the mainland United States to pursue personal interests.

Mr. Carrero joined SMS in March 2011 as Senior Vice President and Chief Sales & Marketing Officer, and since January 2012 assumed the responsibilities of his current position, drawing upon his 30 years of experience in the health insurance field. In this role, he reported directly to Ms. Rawlings-Molina and oversaw all operational matters related to the approximately 114,000 Medicare Advantage (MA) members serviced by the company. Prior to joining SMS, he was Executive Director at First Medical from 2009-2010, a Puerto Rico health insurance company with MA and commercial business. Mr. Carrero also served from 1987 to 1997 as director of the Blue Cross Blue Shield of Florida’s Audit and Reimbursement department, with responsibility for more than $3.8 billion in Medicare payments.

Ramon M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management Corporation, said, “We thank Susan for her dedicated service and contributions to Triple-S. She has been instrumental in unifying the MA business, streamlining our operations and increasing accountability, creating greater efficiency and positioning us for further improvement in our Star ratings. We wish her the best in any future endeavors. While Ms. Rawlings-Molina will be missed, Triple-S is fortunate to have an individual of Mr. Carrero’s caliber to replace her. He is extremely knowledgeable about all aspects of Medicare, giving him the tools necessary to drive continued growth in our core business.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association.  It is the leading player in the managed care industry in Puerto Rico.  Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands.  With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicaid and Medicare Advantage markets under the Blue Cross Blue Shield brand through its subsidiary Triple-S Salud, Inc. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.